Exhibit # 10.4
                      Memorandum of Understanding
                 Between Pharmavet Inc. and Biovac Ltd.

Biovac Ltd. ("Biovac") agrees to appoint Pharmavet Inc. ("Pharmavet") as a non-exclusive representative of Biovac. Pharmavet agrees to assist Biovac in obtaining new customers for Biovac worldwide, working on a non-exclusive basis.

Upon Biovac's acceptance of a customer introduced by Pharmavet and Biovac's receipt of payment from the customer, Biovac agrees to pay Pharmavet a commission, the amount and rate to be agreed in advance and by a written document upon at the time Biovac accepts an order from Pharmavet's customer. Biovac also agrees to honor Pharmavet's introductory role and continue to pay Pharmavet the same commission on any repeat and future orders received from customers introduced to Biovac by Pharmavet. If prices change from such repeat customers, Biovac and Pharmavet will agree on the commission to be paid to Pharmavet by Biovac. Biovac will not deal directly with the buyer and will communicate with the buyer through Pharmavet unless otherwise agreed in circumstances where direct contact is required- Refers only to clients which had no previous contacts with Biovac.

Biovac agrees to pay Pharmavet its commission within 30 days after payment by L/C or another acceptable means is received by Biovac. Biovac will invoice the end buyer directly and received payment directly from the end buyer. Biovac will also ship product directly to the end buyer after registration of the product (by the buyer) is approved by the host country of the buyer.

Biovac will provide Pharmavet with product information and list prices for its products. Pharmavet will set the price to be charged to customers introduced by Pharmavet with Biovac's approval of final price to be charged to the customer in any case not less than the price list, only orders confirmed by Biovac would oblige Biovac.

Biovac agrees to provide samples and documentation necessary to register Biovac's products in the host country of the buyer. Biovac will also provide Pharmavet with information about Biovac's products and list prices for its products. Biovac also agrees to provide Pharmavet with information about any product liability insurance Biovac has in place when the agreement is signed.

This memorandum of understanding between Biovac and Pharmavet shall remain in force for 2 years and can be renewed for an additional two years, if both parties agree in writing.
Dated: June 16, 2003

S/ISAAC STERN                     S/ARTHUR SEIDENFELD
-------------                     -------------------
  Isaac Stern                       Arthur Seidenfeld
  Biovac Ltd.                       Pharmavet Inc.